Exhibit 1(q)

BLACKROCK EMERGING MARKETS FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK EMERGING MARKETS FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Two Billion Four Hundred Million (2,400,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Institutional Common Stock	100,000,000
Investor A Common Stock	100,000,000
Investor C Common Stock	100,000,000
Class K Common Stock	2,000,000,000
Total:	2,300,000,000

The remainder of the authorized capital stock of the Corporation, One Hundred Million (100,000,000) shares, is not designated or classified as to any class or series. All shares of all classes of the capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Two Hundred Forty Million Dollars ($240,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Sections 2-105(c) and 2-208 of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies One Billion (1,000,000,000) shares of Class K Common Stock as authorized but unissued shares of the Corporation’s Institutional Common Stock, par value Ten Cents ($0.10) per share.

THIRD: After the reclassification of authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Two Billion Four Hundred Million (2,400,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Institutional Common Stock	1,100,000,000
Investor A Common Stock	100,000,000
Investor C Common Stock	100,000,000
Class K Common Stock	1,000,000,000
Total:	2,300,000,000

The remainder of the authorized capital stock of the Corporation, One Hundred Million (100,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Two Hundred Forty Million Dollars ($240,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK EMERGING MARKETS FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 28th day of July 2021.

ATTEST:	BLACKROCK EMERGING MARKETS FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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